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                                                                    EXHIBIT 5.23

                                MUTUAL RELEASE


THIS MUTUAL RELEASE made the 19/th/ day of May, 1999, between Reconnaissance Technologies Inc. ("Reconnaissance"), 1500 Hornby Street, Suite C-1, Vancouver, British Columbia, and Rick Mark & Associates ("Mark") of 5660 Honeysuckle Place, North Vancouver, British Columbia (collectively the "Releasors").

WITNESS that in consideration of the payment of $1.00 by Reconnaissance to Mark and in consideration of the payment of $1.00 by Mark to Reconnaissance, each of the Releasors, for themselves and their respective directors, officers, shareholders, partners, successors, assigns, servants, agents, attorneys, heirs and executors and do hereby release the other, and the others respective directors, officers, shareholders, partners, servants, successors, assigns agents, attorneys, heirs and executors, from any and all obligations, services owed, requirements to issue shares or other securities, payments of money, debts, contracts, bonds, actions, causes of action, claims, damages and demands of every nature and kind whatsoever and wheresoever, which may arise out of or pursuant to the terms of the consulting agreement entered into between Reconnaissance and Mark dated June 1, 1998, as amended January 25, 1999 (the "Consulting Agreement"), other than as set out below.

Nothing in this Release shall release Reconnaissance from the obligation to make the payments and issue the common shares set out in subsections 5.4 and 5.6 of the Consulting Agreement, and nothing in this Release shall release Mark from its obligations under Section 6 - "Confidential Information" of the Consulting Agreement.

IN WITNESS WHEREOF the parties have set their hands and seals.

The Corporate Seal of Reconnaissance      }
Technologies Inc. was hereunto affixed    }
in the presence of:                       }
                                          }         C/S
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                                          }
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RICK MARK & ASSOCIATES


Per: __________________________________
     Don Foran - Authorized Signatory